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                                                                    EXHIBIT 99.8


                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]


                                  May 21, 1997


American Medical Response, Inc.
2821 South Parker Road
10th Floor
Aurora, CO 80014

Attention:      Mr. Paul T. Shirley
                President and Chief Executive Officer

Gentlemen:

        In connection with your consideration of a possible negotiated transaction by you or one or more of your affiliates involving EmCare Holdings Inc. (the "Company") (a "Transaction"), the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), acting as the Company's exclusive financial advisor in connection with the proposed Transaction, and their respective advisors and agents may make available to you certain information which is non-public, confidential or proprietary in nature ("Evaluation Material").

        By execution of this letter agreement (the "Agreement"), you agree to treat all Evaluation Material confidentially and to observe the terms and conditions set forth herein. For purposes of this Agreement, Evaluation Material shall include all information, regardless of the form in which it is communicated or maintained (whether prepared by the Company, DLJ or otherwise) that contains or otherwise reflects information concerning the Company that you or your Representatives (as defined below) may be provided by or on behalf of the Company or DLJ in the course of your evaluation of a possible Transaction. The term "Evaluation Material" shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material ("Notes"). You shall not be required to maintain the confidentiality of those portions of the Evaluation Material that (i) become generally available to the public other than as result of a disclosure by you or any of your Representatives, (ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material, (iii) become available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you or any of your Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material, or (iv) were developed by you or your employees or agents independently and without reference to Evaluation Material.

        You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction. You agree not to disclose or allow disclosure to others of any Evaluation Material; except that, you may disclose Evaluation Material to your directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives"), to the extent necessary to permit such Representatives to assist you
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Mr. Paul T. Shirley
American Medical Response, Inc.
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                                                             May 21, 1997

in making the determination referred to in the prior sentence, provided, however, that you shall require each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto and you shall be responsible for any breach of this Agreement by any of your Representatives.

        You agree that you will not knowingly use the Evaluation Material in any way detrimental to the Company. In particular you agree that for a period of 18 months from the date of the signing of this Agreement you and your affiliates will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible
Transaction: (i) divert or attempt to divert any business relationship or customer of the Company or any of its affiliates; nor (ii) employ or attempt to employ or retain an employee of or physician retained by the Company or any of its affiliates.

        In addition, you agree that you will not make any disclosure that you are having or have had discussions concerning a Transaction, that you have received Evaluation Material or that you are considering a possible Transaction; provided that you may make such disclosure if you have received the written opinion of your counsel that such disclosure must be made by you in order that you not commit a violation of law and, prior to such disclosure, you promptly advise and consult with the Company and its legal counsel concerning the information you propose to disclose.

        Although the Company and DLJ will endeavor to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that none of the Company, DLJ or any of their affiliates, agents, advisors or representatives
(i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

        In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and you will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained and the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the written opinion of your counsel, is legally required to be disclosed and, upon the Company's request, use your reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

        If you decide that you do not wish to proceed with a Transaction, you will promptly notify DLJ of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will promptly redeliver to us all copies of the Evaluation Material, destroy all Notes and deliver to DLJ and the Company a certificate executed by one of your duly authorized officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and
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Mr. Paul T. Shirley
American Medical Response, Inc.
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                                                             May 21, 1997


Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

        You hereby acknowledge that you are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

        You agree that, for a period of two years from that date of this agreement, unless such shall have been specifically invited in writing by the Board of Directors of the Company, neither you nor any of your Representatives on your behalf will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended), (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or
(e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during any such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

        You understand that (i) the Company and DLJ may consider a possible Transaction through such processes as they in their sole discretion shall determine (including, without limitation, providing information, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to cease providing information, terminate its consideration or reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or DLJ or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than those against the parties to any definitive agreement with you in accordance with the terms thereof). The parties agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction, other than the express obligations of the parties under this Agreement.
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Mr. Paul T. Shirley
American Medical Response, Inc.
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                                                               May 21, 1997


        It is further understood and agreed that DLJ will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all (i) substantive communications regarding a possible Transaction, (ii) requests for information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed to DLJ, and that none of your or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any substantive communication with any director, officer or employee of the Company concerning the Evaluation Material or a Transaction.

        You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further waive and agree to use your reasonable efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, the reasonable legal fees incurred by the prevailing party in connection with such litigation, including any appeal therefrom, shall be paid by the other party.

        The Company reserves the right to assign its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce the terms of this letter agreement) to any person who enters into a Transaction.

        All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and DLJ, as agent for the Company. You acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with DLJ, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

        It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

        You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Dallas, Texas over any suit, action or proceeding arising out of or relating to this letter. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment.

        In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be
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Mr. Paul T. Shirley
American Medical Response, Inc.
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                                                                May 21, 1997


unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to the principles of conflicts of law that would apply any other law.

        If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.


                                        Very truly yours,


                                        EMCARE HOLDINGS INC.


                                        By: /s/ RICHARD DEITCH II
                                            --------------------------------
                                            Richard Deitch II
                                            DONALDSON, LUFKIN & JENRETTE
                                              SECURITIES CORPORATION
                                            as Exclusive Agent


Agreed and Accepted:

AMERICAN MEDICAL RESPONSE, INC.

By: /s/
    ---------------------------
Title: SVP - Finance
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Date:  5/23/97
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